FOR IMMEDIATE RELEASE

ENERGY TRANSFER EQUITY, L.P.

DECLARES INCREASE IN UNITHOLDER DISTRIBUTION

DALLAS – March 28, 2007—Energy Transfer Equity, L.P. (NYSE: ETE) today announced a quarterly distribution of $0.356 per unit ($1.424 annualized) on the Partnership’s outstanding limited partner interests for the quarter ended February 28, 2007. The new quarterly distribution of $0.356 per limited partner unit will be paid on April 16, 2007 to Unitholders of record as of the close of business on April 9, 2007.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of midstream energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,000 miles of intrastate pipeline in service, with an additional 600 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.

The information contained in this press release is available on our website at www.energytransfer.com.

Company: Energy Transfer Equity, L.P. (NYSE:ETE)

Record Date: April 9, 2007

Ex Date: April 4, 2007 *

Payment Date: April 16, 2007

Amount Paid: $0.356 per Limited Partner Unit

* Due to the NYSE holiday on Friday, April 6, 2007, please note that for this distribution the Ex Date is four days (Wednesday) prior to the Record Date rather than the normal three day time frame.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts:

Investor Relations:

Renee Lorenz

Energy Transfer

214-981-0700

Media Relations:

Vicki Granado

Gittins & Granado

214-361-0400